                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549



                                  FORM 8-K/A



                                CURRENT REPORT
    PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


        DATE OF REPORT (Date of earliest event reported) JUNE 25, 1997



                   AMERICAN GENERAL HOSPITALITY CORPORATION
            (Exact Name of Registrant as Specified in its Charter)





         MARYLAND                 1-11903                75-2648842
(State or other jurisdiction    (Commission            (IRS Employer
     of incorporation)          File Number)         Identification No.)




     5605 MACARTHUR BLVD., SUITE 1200, IRVING, TEXAS             75038
      (Address of principal executive offices)                 (Zip Code)



       REGISTRANTS TELEPHONE NUMBER, INCLUDING AREA CODE: (972) 550-6800

ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS

     On June 25, 1997 (i) American General Hospitality Operating Partnership, L.P. (the "Operating Partnership"), a subsidiary of American General Hospitality Corporation (the "Company" or "Registrant") acquired the Marriott Hotel West Loop and the connected office building, 1700 West Loop Office Tower and (ii) Lake Buena Vista Partners, Ltd. ("LBV Partners"), a subsidiary of the Operating Partnership acquired the Radisson Twin Towers Hotel and Convention Center, (together the "MUI Acquisition Hotels") from entities unaffiliated with the Company and the Operating Partnership. The aggregate purchase price of the MUI Acquisition Hotels was approximately $115.7 million. The purchase price was arrived at through arms-length negotiations. A description of the hotels and an allocation of the purchase price is as follows:

 .    MARRIOTT HOTEL WEST LOOP AND CONNECTED OFFICE BUILDING  -  On June 25, 1997
     the Operating Partnership acquired the 302 room Marriott Hotel and the connected 12 story, 256,000 square foot office building located in Houston, Texas from 1700/1750 West Loop S. Limited Partnership for an allocated purchase price of approximately $38.1. The Operating Partnership expects to maintain the Marriott affiliation and invest approximately $6.1 million to upgrade the hotel facilities.

     The Marriott West Loop is leased by the Operating Partnership to AGH Leasing, L.P. (the "Lessee") pursuant to a twelve-year participating lease which is substantially similar in form to the Operating Partnership's other hotel leases. Effective with the purchase of the property, the economic terms of the participating lease provide for the payment of annual rent equal to the greater of (i) base rent of $2,354,000 or (ii) participating rent equal to the following percentages of the respective revenues: Rooms:
     20% of the first $5,650,000; 65% of the next $1,091,000; and 72.5%
     thereafter; Food & Beverage: 10% of the first $2,217,000; 12.5% thereafter; Telephone & Other: 25%. Effective January 1, 1998, the participating lease provides for the payment of annual rent equal to the greater of (i) base rent of $2,680,000 or (ii) participating rent equal to the following percentages of the respective revenues: Rooms: 20% of the first $5,179,000; 65% of the next $1,598,000; and 72.5% thereafter; Food &
     Beverage:  10% of the first $2,300,000; 12.5% thereafter; Telephone &
     Other: 25%. Effective January 1, 1999, the participating lease provides for the payment of annual rent equal to the greater of (i) base rent of $2,781,000 or (ii) participating rent equal to the following percentages of the respective revenues: Rooms: 20% of the first $5,477,000; 65% of the next $1,248,000; and 72.5% thereafter; Food & Beverage: 10% of the first $2,386,000; 12.5% thereafter; Telephone & Other: 25%. Effective January 1, 2000, base rent will increase annually by the percentage increase in the Consumer Price Index ("CPI") and participating tiers will increase by CPI plus .75%.

     The Lessee has entered into a twelve-year management agreement, on terms substantially similar to the Lessee's other management agreements, with American General Hospitality, Inc. ("AGHI") to manage the hotel on behalf of the Lessee and subject to its supervision.

     The office building is currently 68% occupied. Two major leases are in the process of being negotiated which, if consummated, would increase the occupancy to approximately 80%. The Operating Partnership has engaged the office buildings' current manager and leasing agent, Premisys, a subsidiary of Prudential Life Insurance, to manage and lease the office building. The office building, which is not part of the Company's business strategy, is not intended to be a long-term asset.

 .    RADISSON TWIN TOWERS HOTEL AND CONVENTION CENTER - On June 25, 1997 LBV
     Partners acquired the 742 room Radisson Twin Towers Hotel and convention center located in Orlando, Florida from Zenith Properties (Orlando), Limited Partnership ("Zenith") for an allocated purchase price of approximately $77.6 million. LBV Partners expects to invest approximately $14.3 million to upgrade and renovate the guest rooms and public areas.

     The Radisson Twin Towers Hotel is leased by LBV Partners to Twin Towers Leasing, L.P. ("Twin Towers Leasing") pursuant to a twelve-year participating lease which is substantially similar in form to the Operating Partnership's other hotel leases. Twin Towers Leasing is owned 51% by the Lessee, which is the sole general partner, and 49% by Regent Carolina Corporation, which is the sole limited partner. Regent Carolina Corporation is the parent of Zenith.

     Effective with the purchase of the property, the economic terms of the participating lease provide for the payment of annual rent equal to the greater of (i) base rent of $5,881,000 or (ii) participating rent equal to the following percentages of the respective revenues: Rooms: 30% of the first $4,172,000; 65% of the next $1,364,000; and 75% thereafter; Food &
     Beverage:  10% of the first $4,705,000; 15% thereafter; Telephone & Other:
     35%. Effective January 1, 1998, the participating lease provides for the payment of annual rent equal to the greater of (i) base rent of
     $6,298,000 or (ii) participating rent equal to the following percentages of the respective revenues: Rooms: 30% of the first $9,516,000; 65% of the next $1,715,000; and 75% thereafter; Food & Beverage: 10% of the first $4,882,000; 15% thereafter; Telephone & Other: 35%. Effective January 1, 1999, the participating lease provides for the payment of annual rent equal to the greater of (i) base rent of $6,534,000 or (ii) participating rent equal to the following percentages of the respective revenues: Rooms: 30% of the first $12,300,000; 65% of the next $2,960,000; and 75% thereafter; Food & Beverage: 10% of the first $5,065,000; 15% thereafter; Telephone &
     Other: 35%. Effective January 1, 2000, base rent will increase annually by the percentage increase in the CPI and participating tiers will increase by CPI plus .75%.

     Twin Towers Leasing has entered into a twelve-year management agreement, on terms substantially similar to the Lessee's other management agreements with AGHI to manage the hotel on behalf of Twin Towers Leasing and subject to its supervision.

     The cash required to purchase the MUI Acquisition Hotels was provided from borrowings under the Operating Partnership's Line of Credit.

     The Company currently owns an approximate 87.1% interest in the Operating Partnership. AGH GP, Inc., a wholly owned subsidiary of the Company, is the sole general partner of the Operating Partnership and owns a 1.0% interest in the Operating Partnership. AGH LP, Inc., also a wholly owned subsidiary of the Company, owns an 86.1% limited partnership interest in the Operating Partnership. The remaining 12.9% is held by the former owners of the hotels acquired by the Operating Partnership.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(a)  Financial Statements of Business Acquired

         Audited financial statements of the MUI Acquisition Hotels as of December 31, 1996 and unaudited information for the three months ended March 31, 1997 are included in this Form 8-K.

                       Index to Financial Statements                       Page
                       -----------------------------                       ----

       Report of Independent Accountants................................... F-1
       Balance Sheets as of December 31, 1996 (audited) and March 31,
        1997 (unaudited)................................................... F-2
       Statements of Operations for the Year Ended December 31, 1996
        (audited) and the Three Months Ended March 31, 1996 and 1997
        (unaudited)........................................................ F-3
       Statements of Equity for the Year Ended December 31, 1996 (audited)
        and the Three Months Ended March 31, 1997 (unaudited).............. F-4
       Statements of Cash Flows for the Years Ended December 31, 1996
        (audited) and the Three Months Ended March 31, 1996 and 1997
        (unaudited)........................................................ F-5
       Notes to Financial Statements....................................... F-6
       Schedule III - Real Estate and Accumulated Depreciation as of
        December 31, 1996.................................................. F-11

(b)  Pro forma Financial Information (unaudited)

           The pro forma balance sheet information of the Company as of March 31, 1997 and the pro forma statements of operations information of the Company and the Lessee for the year ended December 31, 1996 and the three months ended March 31, 1997 are presented as if the Company had completed its offerings of Common Stock and the acquisition of all of its current 26 hotels (the "Hotels") including the MUI Acquisition Hotels, the Holiday Inn Select Bucks County and the Cocoa Beach Hilton Hotel as of March 31, 1997 and January 1, 1996, respectively.

                           Index to Pro Forma Financial Statements
                           ---------------------------------------
       American General Hospitality Corporation
        Pro forma Balance Sheet as of March 31, 1997 (unaudited)........... F-13
        Pro forma Statements of Operations for the Year Ended
         December 31, 1996 and the Three Months Ended March 31, 1997
         (unaudited)....................................................... F-14

       AGH Leasing, L.P.
        Pro Forma Statements of Operations for the Year Ended
         December 31, 1996 and the Three Months Ended March 31, 1997
         (unaudited)....................................................... F-16

(c)     Exhibits

Exhibit No.                             Description
-----------                             -----------
2.1*          Hotel Purchase Agreement by and between American General
               Hospitality Operating Partnership, L.P. and 1700/1750 West Loop
               S. Limited Partnership and Zenith Properties (Atlanta), Inc. and Zenith Properties (Orlando) Limited Partnership dated April 15, 1997

2.2*          First Amendment to Hotel Purchase Agreement by and between
               American General Hospitality Operating Partnership, L.P. and 1700/1750 West Loop S. Limited Partnership and Zenith Properties (Atlanta), Inc. and Zenith Properties (Orlando), Limited Partnership dated April 15, 1997

23.1          Consent of Coopers & Lybrand, L.L.P.



* Filed as an exhibit to the Registrant's Current Reprt on Form 8-K (File No. 001-11903) filed with the Commission on July 9, 1997.

                                   SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused the report to be signed on its behalf by the undersigned thereunto duly authorized.


Dated:  August 4, 1997

                                   American General Hospitality Corporation
                                   (Registrant)


                                   By:   /s/ Kenneth E. Barr
                                        ------------------------------------
                                   Kenneth E. Barr
                                   Executive Vice President and
                                   Chief Financial Officer

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
American General Hospitality Corporation

     We have audited the accompanying combined balance sheet and financial statement schedule of the MUI Acquisition Hotels (described in Note 1) as of December 31, 1996 and the related combined statements of operations, equity and cash flows for the year then ended. These combined financial statements are the responsibility of the MUI Acquisition Hotels' management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the MUI Acquisition Hotels as of December 31, 1996, and the combined results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

                                         COOPERS & LYBRAND L.L.P.


Dallas, Texas
June 16, 1997, except for Note 7, as to
which the date is June 25, 1997

                            MUI ACQUISITION HOTELS
                            COMBINED BALANCE SHEETS

                                                        DECEMBER 31, 1996    MARCH 31, 1997
                                                        -----------------    --------------
                        ASSETS                                                (unaudited)
Investments in hotel and office properties, at cost:
     Land and land improvements.......................        $ 9,386,191       $ 9,386,191
     Buildings and improvements.......................         43,086,258        43,434,125
     Furniture, fixtures and equipment................          5,788,877         5,721,630
                                                        -----------------    --------------
                                                               58,261,326        58,541,946
Less accumulated depreciation.........................          3,631,732         4,191,291
                                                        -----------------    --------------
Net investment in hotel and office properties.........         54,629,594        54,350,655
Cash and cash equivalents.............................          3,968,844         4,016,460
Restricted cash.......................................          1,433,838         1,136,043
Accounts receivable, net..............................          1,230,743         2,023,861
Inventories...........................................            505,194           582,045
Prepaid expenses......................................            216,065           314,307
Deferred expenses.....................................            627,034           621,477
Other assets..........................................            130,637           193,459
                                                        -----------------    --------------
          Total assets................................        $62,741,949       $63,238,307
                                                        =================    ==============

                  LIABILITIES AND EQUITY
Debt..................................................        $36,907,889       $36,730,690
Accounts payable, trade...............................            779,252           801,581
Accrued expenses and other liabilities................          1,824,878         1,478,008
                                                        -----------------    --------------
          Total liabilities...........................         39,512,019        39,010,279
                                                        -----------------    --------------
Commitments and contingencies (Notes 4 and 5)
Capital...............................................         14,669,842        13,070,901
Retained earnings.....................................          8,560,088        11,157,127
                                                        -----------------    --------------
          Total equity................................         23,229,930        24,228,028
                                                        -----------------    --------------
          Total liabilities and equity................        $62,741,949       $63,238,307
                                                        =================    ==============


             The accompanying notes are an integral part of these
                        combined financial statements.

                            MUI ACQUISITION HOTELS
                       COMBINED STATEMENTS OF OPERATIONS


                                                  YEAR ENDED   THREE MONTHS ENDED MARCH 31,
                                                 ------------  ----------------------------
                                                 DECEMBER 31,
                                                     1996          1996          1997
                                                 ------------  -------------  -------------
                                                                       (unaudited)
Revenues:
     Room revenue..............................  $ 21,583,179  $   5,884,421  $   6,913,275
     Food and beverage revenue.................     8,205,843      2,256,169      2,642,425
     Office building rental income.............     2,136,450        505,209        600,290
     Other revenue.............................     1,740,722        464,071        428,659
                                                 ------------  -------------  -------------
          Total revenue........................    33,666,194      9,109,870     10,584,649
                                                 ------------  -------------  -------------

Expenses:
     Property operating costs and expenses.....     5,836,039      1,494,911      1,578,612
     Food and beverage costs and expenses......     5,318,244      1,378,707      1,581,389
     General and administrative................     3,046,052      1,005,133        759,489
     Advertising and promotion.................     2,909,291        814,978        750,085
     Repairs and maintenance...................     2,286,527        483,122        571,732
     Utilities.................................     1,787,523        409,118        440,180
     Management fees...........................       848,493        280,759        325,021
     Franchise costs...........................       642,752        237,399        270,626
     Depreciation..............................     2,110,778        468,556        559,559
     Amortization..............................        68,667         16,630         19,469
     Real estate and personal property taxes,
       and property insurance..................     1,101,325        261,120        280,214
     Interest expense..........................     3,266,532        823,859        795,744
     Other expense.............................       215,714         51,271         55,490
                                                 ------------  -------------  -------------
          Total expenses.......................    29,437,937      7,725,563      7,987,610
                                                 ------------  -------------  -------------
          Net income...........................  $  4,228,257  $   1,384,307  $   2,597,039
                                                 ============  =============  =============



             The accompanying notes are an integral part of these
                        combined financial statements.

                            MUI ACQUISITION HOTELS
                         COMBINED STATEMENTS OF EQUITY

Balance, December 31, 1995..............   $20,617,067
     Net income.........................     4,228,257
     Capital contributions..............     4,219,606
     Distributions......................    (5,835,000)
                                           -----------
Balance, December 31, 1996..............    23,229,930
     Net income (unaudited).............     2,597,039
     Capital contributions (unaudited)..       972,943
     Distributions (unaudited)..........    (2,571,884)
                                           -----------
Balance, March 31, 1997 (unaudited).....   $24,228,028
                                           ===========




            The accompanying notes are an integral part of these
                      combined financial statements

                            MUI ACQUISITION HOTELS
                       COMBINED STATEMENTS OF CASH FLOWS

                                                      YEAR ENDED   THREE MONTHS ENDED MARCH 31,
                                                     ------------  ----------------------------
                                                     DECEMBER 31,
                                                         1996          1996          1997
                                                     ------------  ------------   -------------
                                                                           (unaudited)
Cash flow from operating activities:
     Net income....................................  $  4,228,257  $  1,384,307   $  2,597,039
     Adjustments to reconcile net income to
             net cash provided by operating
             activities:
       Depreciation................................     2,110,778       468,556        559,559
       Amortization................................        68,667        16,630         19,469
       Loss on fixed asset disposal................                                        170
     Changes in assets and liabilities:
       Restricted cash.............................      (213,769)     (829,475)       297,795
       Accounts receivable.........................      (120,401)   (1,351,721)      (793,118)
       Inventories.................................       144,860       (13,863)       (76,851)
       Prepaid expenses............................      (106,233)      (17,145)       (98,242)
       Payment of deferred leasing costs...........                      (1,055)       (11,727)
       Other assets................................      (115,041)        1,900        (62,822)
       Accounts payable............................        23,519       189,423         22,329
       Accrued expenses and other liabilities......      (617,134)     (962,614)      (346,870)
                                                     ------------  ------------   ------------
          Net cash used in operating activities....     5,464,507    (1,115,057)     2,106,731
                                                     ------------  ------------   ------------
Cash flows from investing activities:
     Improvements and additions to properties......    (1,700,991)      (86,804)      (282,975)
                                                     ------------  ------------   ------------
          Net cash used in investing activities....    (1,700,991)      (86,804)      (282,975)
                                                     ------------  ------------   ------------
Cash flows from financing activities:
     Principal payments on borrowings..............      (708,900)     (177,200)      (177,199)
     Capital contributions.........................     4,219,606     1,446,731        972,943
     Distributions paid............................    (5,835,000)     (645,000)    (2,571,884)
                                                     ------------  ------------   ------------
          Net cash used in financing activities....    (2,324,294)      624,531     (1,776,140)
                                                     ------------  ------------   ------------

Net change in cash and cash equivalents............     1,439,222      (577,330)        47,616
Cash and cash equivalents at beginning of periods..     2,529,622     2,529,622      3,968,844
                                                     ------------  ------------   ------------
Cash and cash equivalents at end of periods........  $  3,968,844  $  1,952,292   $  4,016,460
                                                     ============  ============   ============

Supplemental disclosures of cash flow
     information:
     Cash paid during the year for interest........  $  3,211,913  $    823,859   $    795,744
                                                     ============  ============   ============
Supplemental schedule of non cash investing
     activities:
     MUI Acquisition Hotels disposed is $2,335 of
       equipment in 1997.

  The accompanying notes are an integral part of these financial statements.

                            MUI ACQUISITION HOTELS
                    NOTES TO COMBINED FINANCIAL STATEMENTS

1.  ORGANIZATION AND BASIS OF PRESENTATION

     Organization - On June 25, 1997 (i) American General Hospitality Operating Partnership, L.P. (the "Operating Partnership"), a subsidiary of American General Hospitality Corporation (the "Company" or "Registrant") acquired the Marriott Hotel West Loop and the connected office building, 1700 West Loop Office Tower and (ii) Lake Buena Vista Partners, Ltd. ("LBV Partners"), a subsidiary of the Operating Partnership acquired the Radisson Twin Towers Hotel and Convention Center, (together the "MUI Acquisition Hotels") from entities unaffiliated with the Company and the Operating Partnership. The aggregate purchase price of the MUI Acquisition Hotels was approximately $115.7 million. The Operating Partnership, a subsidiary of American General Hospitality Corporation (the "Company") which is a Maryland corporation real estate investment trust ("REIT"), was established to acquire, own and lease hotel properties. The Company completed its initial public offering on July 31, 1996.

     Basis of Presentation - The accompanying combined financial statements of the MUI Acquisition Hotels have been presented on a combined basis due to anticipated common ownership since each of the entities were the subject of a business combination with the Company (Note 7). The MUI Acquisition Hotels consists of the following:


                                                                       NO. OF ROOMS/
PROPERTY NAME                                           LOCATION      SQUARE FOOTAGE
-------------                                       ----------------  ---------------
Radisson Twin Towers Hotel and Convention Center    Orlando, Florida     742 rooms
Marriott Hotel West Loop                             Houston, Texas      302 rooms
1700 West Loop Office Tower                          Houston, Texas   256,000 sq. ft.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Investment in Hotel and Office Properties - Hotel properties and office properties are stated at the lower of cost or net realizable value and are depreciated using the straight-line method over estimated useful lives of 39 years for building and improvements and 3 to 10 years for furniture, fixtures and equipment.

     The respective owners of the MUI Acquisition Hotels review the carrying value of each property to determine if circumstances exist indicating an impairment in the carrying value of the investment of the hotel or office property or that depreciation periods should be modified. If facts or circumstances support the possibility of impairment, the respective owners of the MUI Acquisition Hotels will prepare a projection of the undiscounted future cash flows, without interest charges, of the specific hotel or office property and determine if the investment in the hotel or office property is recoverable based on the undiscounted future cash flows.

     Maintenance and repairs are charged to operations as incurred; major renewals and betterments are capitalized. Upon the sale or disposition of a fixed asset, the asset and the related accumulated depreciation are removed from the accounts and the gain or loss is included in operations.

     Cash and Cash Equivalents - All highly liquid investments with a maturity of three months or less when purchased are considered to be cash equivalents.

     Restricted Cash - Restricted cash consists primarily of amounts held in escrow principally for capital and property tax reserves.

     Inventories - Inventories consist primarily of supplies, food and beverage items; china; glass and silver; and linen and are stated at the lower of cost (generally, first-in, first-out) or market.

                            MUI ACQUISITION HOTELS
             NOTES TO COMBINED FINANCIAL STATEMENTS - (Continued)

     Deferred Expenses - Deferred expenses primarily consist of deferred loan costs and deferred leasing costs. Amortization of deferred loan cost is computed using the effective yield method based upon the terms of the loan agreements. Amortization of deferred leasing costs are computed using the straight-line method based upon the terms of the agreements. Accumulated amortization at December 31, 1996 is $107,081.

     Income Taxes - The MUI Acquisition Hotels are included in limited partnerships which are not taxable entities. The results of operations are included in the tax returns of the partners, accordingly, the combined statements of operations contain no provision for federal income taxes. The partnerships' tax returns and the amount of allocable income or loss are subject to examination by federal and state taxing authorities. If such examinations result in changes to income or loss, the tax liability of the partners could be changed accordingly.

     Revenue Recognition - Revenue is recognized as earned. Ongoing credit evaluations are performed and an allowance for potential credit losses is provided against the portion of accounts receivable which is estimated to be uncollectible.

     Leases - The MUI Acquisition Hotels, as lessor, has retained substantially all of the risks and benefits of ownership of its properties and accounts for its leases at the office building as operating leases.

     Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Interim Financial Information - The unaudited interim financial statements as of March 31, 1997 and for the three months ended March 31, 1996 and 1997 have been prepared pursuant to the rules and regulations of the SEC. The notes to the interim financial statements included herein are intended to highlight significant changes to the notes to the December 31, 1996 financial statements and present interim disclosures required by the SEC. The accompanying interim financial statements reflect, in the opinion of management, all adjustments necessary for a fair presentation of the interim financial statements. All such adjustments are of a normal and recurring nature.

3.  DEBT

     Debt at December 31, 1996 consists of the following:

First mortgage note payable in quarterly installments including interest at the floating rate of
   Prime (8.25% at December 31, 1996) plus .75% maturing October 2006.............................   $28,000,000
First mortgage note payable in monthly installments including interest at a fixed rate of
   7.46% maturing October 1998....................................................................     8,907,889
                                                                                                     -----------
                                                                                                     $36,907,889
                                                                                                     ===========

            All debt is collateralized by the investments in hotel
                            and office properties.

                            MUI ACQUISITION HOTELS
             NOTES TO COMBINED FINANCIAL STATEMENTS - (Continued)

     Aggregate annual principal payments for the MUI Acquisition Hotels' debt at December 31, 1996 are as follows:

        YEAR                       AMOUNT
        ----                       ------

        1997.................   $ 1,381,858
        1998.................     8,776,031
        1999.................       750,000
        2000.................     1,000,000
        2001 and thereafter..    25,000,000
                                -----------
                  Total......   $36,907,889
                                ===========

4. OFFICE PROPERTY

        The MUI Acquisition Hotels' investment in office property is included in the combined financial statements and consists solely of the 1700 West Loop Office Tower. The following is summarized financial information for the West Loop Office Tower.

                                                      YEAR ENDED   THREE MONTHS ENDED MARCH 31,
                                                     ------------  ----------------------------
                                                     DECEMBER 31,
                                                         1996          1996          1997
                                                     ------------  ------------   -------------
                                                                           (unaudited)
Balance Sheet:
-------------
  Net investment in office property................  $ 12,348,981  $ 12,116,563   $  12,283,888
  Total assets.....................................    14,233,230    14,009,969      14,384,373
  Total liabilities................................        58,781       137,819          48,177
  Total equity.....................................    14,174,449    13,872,150      14,336,196

Income Statement:
-----------------

  Office building rental income....................  $  2,136,450  $    505,209   $     600,290
  Total revenue....................................     2,143,931       506,608         600,818
  Total expenses...................................     1,698,209       390,491         439,073
  Net income.......................................       445,722       116,117         161,745

        The future minimum lease payment to be received by the MUI Acquisition Hotels for its investment in office property as of December 31, 1996, under non-cancelable operating leases, which expire on various dates through 2007, are as follows:

        YEAR                                                    AMOUNT
        ----                                                    ------
        1997................................................. $ 1,854,642
        1998.................................................   1,526,820
        1999.................................................   1,377,291
        2000.................................................   1,218,233
        2001 and thereafter..................................   2,177,786
                                                              -----------
                                                              $ 8,154,772
                                                              ===========

                            MUI ACQUISITION HOTELS
             NOTES TO COMBINED FINANCIAL STATEMENTS - (Continued)

5.  COMMITMENTS

     Minimum future rental payments required under operating leases for office equipment and vehicles that have an initial term or remaining noncancellable lease terms in excess of one year at December 31, 1996 are as follows:

        YEAR                     AMOUNT
        ----                   ---------

        1997.................   $151,970
        1998.................    113,935
        1999.................     78,464
        2000.................     26,710
        2001 and thereafter..
                                --------
                                $371,079
                                ========


     Rental expense reported in general and administrative and other expenses was $67,595 for the year ended December 31, 1996.

     The Radisson Hotel's base management fee is 5.5% of gross operating profit. The Marriott Hotel's base management fee is 1% of gross revenues and incentive management fees are paid on 10% of Net Operating Income. Incentive fees of $251,044 were paid in 1996. The Office Tower's management fee is the greater of 1.75% of gross income or $2,500 per month. Commissions are also payable to an affiliate of the manager of the Office Tower manager related to leasing activities based on 2% to 4% of base rent.

     Franchise fees represent the annual expense for franchise royalties and reservation services under the terms of hotel franchise agreements. The Radisson Hotel franchise fees are 4% of gross room revenue. The agreement expires in 2005. The Marriott Hotel franchise fees are 6% of gross room revenue and 3% of food and beverage revenue. The agreement expires in 2004.

     The two hotels are required to remit 1% to 3.5% of gross room revenue to franchisors for sales and advertising expenses incurred to promote the hotels at the national level. Additional sales and advertising costs are incurred at the local property level.


6.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards 107 requires all entities to disclose the fair value of certain financial instruments in their financial statements. Accordingly, the MUI Acquisition Hotels report the carrying amount of cash and cash equivalents, restricted cash, accounts payable, accrued expenses and other liabilities at cost which approximates fair value due to the short maturity of these instruments. The carrying amount of the MUI Acquisition Hotels' debt approximates fair value due to the MUI Acquisition Hotels' ability to obtain such borrowings at comparable interest rates.

                            MUI ACQUISITION HOTELS
             NOTES TO COMBINED FINANCIAL STATEMENTS - (Continued)

7.  SUBSEQUENT EVENTS

     As discussed in Note 1, the MUI Acquisition Hotels were acquired by the
Company on June 25, 1997.   The acquisitions were accounted for by the Company
using the purchase method of accounting. Accordingly, the cost basis of the hotels changed to reflect the acquisition prices of the hotels by the Company. In addition, the hotels were refinanced upon acquisition and postacquisition debt is different than the historical debt reflected in the accompanying financial statements. All management agreements were terminated concurrently with the sales of the hotels to the Company. The combined financial statements do not reflect any of the transactions in connection with the acquisition of the MUI Acquisition Hotels by the Company.

                             MUI ACQUISITION HOTELS
             SCHEDULE III--REAL ESTATE AND ACCUMULATED DEPRECIATION
                            AS OF DECEMBER 31, 1996

                                                                          Cost Capitalized          Gross Amounts At
                                                                           Subsequent to              Which Carried
                                                   Initial Cost             Acquisition             at Close of Period
                                           --------------------------    ------------------      ------------------------
                                                           Building              Building                     Building
                                                              and                  and                          and
        Description          Encumbrances     Land       Improvements    Land  Improvements      Land       Improvements
        -----------          ------------     ----       ------------    ----  ------------      ----       -------------
Radisson Twin Towers Hotel
 and Convention Center
 Orlando, FL...............   $28,000,000   $6,976,191    $27,174,275            $  495,404    $6,976,191    $27,669,679
Marriott Hotel West Loop
      Houston, TX..........     8,907,889                   4,804,241               271,665                    4,875,906
1700 West Loop Office Tower
      Houston, TX..........                  2,410,000      9,848,404               692,269     2,410,000     10,540,673
                              -----------  -----------    -----------    ----    ----------    ----------    -----------
                              $36,907,889   $9,386,191    $41,626,920            $1,459,338    $9,386,191    $43,086,258
                              ===========  ===========    ===========    ====    ==========    ==========    ===========



                                              Accumulated         Net                                          Life
                                              Depreciation     Book Value                                   Upon Which
                                                Building        Building                                   Depreciation
                                                  and             and          Date of       Date of        Statement
                                  Total       Improvements    Improvements   Construction   Acquisition    is Computed
                                -----------   ------------    ------------   ------------   -----------    ------------
Radisson Twin Towers Hotel
 and Convention Center
 Orlando, FL...............     $34,645,870   $  794,085      $33,851,785         1973         1995          39 YRS
Marriott Hotel West Loop
      Houston, TX..........       4,875,906      434,594        4,441,312         1976         1993          39 YRS

1700 West Loop Office Tower
      Houston, TX..........      12,950,673      863,768       12,086,905         1976         1993          39 YRS
                                -----------   ----------      -----------
                                $52,472,449   $2,092,447      $50,380,002
                                ===========   ==========      ===========

(a)  Reconciliation of Land and Buildings & Improvements:
Balance at January 1, 1996................................. $51,388,422
     Additions for the year 1996...........................   1,084,027
                                                            -----------
Balance at December 31, 1996............................... $52,472,449
                                                            ===========

(b)  Reconciliation of Accumulated Depreciation of Buildings and Improvements:
Balance at January 1, 1996................................. $ 1,504,509
     Depreciation for the year 1996........................     587,938
                                                            -----------
Balance at December 31, 1996............................... $ 2,092,447
                                                            ===========

                   AMERICAN GENERAL HOSPITALITY CORPORATION
                  PRO FORMA FINANCIAL INFORMATION (UNAUDITED)


     The following unaudited Pro Forma Consolidated Balance Sheet and Statements of Operations of the Company and the Lessee are presented as if the consummation of the Initial Public Offering and related Formation Transactions, the acquisition of the 26 Hotels acquired to date, including the MUI Acquisition Hotels, the Holiday Inn Select Bucks County and the Cocoa Beach Hilton Hotel and the consummation of the 1997 Public Offering and the application of net proceeds therefrom had occurred on March 31, 1997 and January 1, 1996, respectively and all of the Hotels had been leased pursuant to the Participating Leases since January 1, 1996. Such pro forma information is based in part upon the historical Consolidated Balance Sheet and Consolidated Statement of Operations of the Company, the historical Combined Balance Sheets and Statements of Operations of the MUI Acquisition Hotels, and the pro forma Statements of Operations of the Lessee. In management's opinion, all adjustments necessary to reflect the effects of the Initial Public Offering and related Formation Transactions, the acquisition of all Hotels, and the consummation of the 1997 Public Offering and the application of net proceeds therefrom have been made. The pro forma information does not purport to present what the financial position or the results of operations of the Company would have been if the previously mentioned transactions had occurred on such dates or to project the future financial position or results of operations of the Company for any future period.

                   AMERICAN GENERAL HOSPITALITY CORPORATION
                     PRO FORMA CONSOLIDATED BALANCE SHEET
                                MARCH 31, 1997
                                  (UNAUDITED)



                                                                     HOTELS
                                                                    ACQUIRED
                                                    COMPANY       SUBSEQUENT TO   LINE OF CREDIT     PRO FORMA
                                                   HISTORICAL    QUARTER END (1)   INCREASE (2)    BALANCE SHEET
                                                  ------------   --------------   --------------   -------------
ASSETS
Investment in hotel properties, net............   $326,319,563     $193,736,379                     $520,055,942
Cash and cash equivalents......................     34,233,988      (32,975,000)                       1,258,988
Restricted cash................................        463,283                                           463,283
Accounts receivable, net.......................      4,403,806                                         4,403,806
Deferred expenses, net.........................      3,447,043          225,300       $1,137,500       4,809,843
Other assets...................................        831,499                                           831,499
Note receivable - Lessee.......................        274,833                                           274,833
                                                  ------------     ------------       ----------    ------------
          Total assets.........................   $369,974,015     $160,986,679       $1,137,500    $532,098,194
                                                  ============     ============       ==========    ============


LIABILITIES AND SHAREHOLDERS' EQUITY
Debt...........................................   $ 36,717,670                                      $ 36,717,670
Debt, Line of Credit...........................          1,000     $154,542,195       $  762,500     155,305,695
Distributions payable..........................      6,745,811                                         6,745,811
Accounts payable, trade, accrued expenses
  and other liabilities........................     10,170,054                           375,000      10,545,054
Minority interest in Operating Partnership.....     36,379,040        5,260,091                       41,639,131
                                                  ------------     ------------       ----------    ------------
          Total liabilities....................     90,013,575      159,802,286        1,137,500     250,953,361
                                                  ------------     ------------       ----------    ------------

Common stock...................................        146,571                                           146,571
Additional paid in capital.....................    283,078,776        1,184,393                      284,263,169
Unearned officers' compensation................       (828,333)                                         (828,333)
Distributions in excess of earnings............     (2,436,574)                                       (2,436,574)
                                                  ------------     ------------       ----------    ------------
          Total shareholders' equity...........    279,960,440        1,184,393                      281,144,833
                                                  ------------     ------------       ----------    ------------
          Total liabilities and shareholders'
            equity.............................   $369,974,015     $160,986,679       $1,137,500    $532,098,194
                                                  ============     ============       ==========    ============

(1) Hotels Acquired Subsequent to Quarter End refers to the six hotels purchased after March 31, 1997, as follows:

        HOTEL                              LOCATION                PURCHASE DATE   PURCHASE PRICE*
        -----                              --------                -------------   ---------------
        Holiday Inn Corporate Center.....  Phoenix, Arizona        April 1, 1997       $16,000,000
        Hilton Airport Hotel.............  Grand Rapids, Michigan  April 18, 1997       16,900,000
        Holiday Inn Select Bucks County..  Trevose, Pennsylvania   June 20, 1997        21,455,000
        Radisson Twin Towers Hotel.......  Orlando, Florida        June 25, 1997        78,566,186
        Marriott Hotel West Loop
           and office building...........  Houston, Texas          June 25, 1997        38,615,193
        Cocoa Beach Hilton Hotel.........  Cocoa Beach, Florida    June 27, 1997        22,200,000

        *Including estimated closing costs

(2) The Line of Credit increase refers to $150 million dollar increase made to the Company's Line of Credit on June 24, 1997. The Line of Credit was increased from $150 million to $300 million. The Company paid a commitment fee of $562,500 and expects to pay $200,000 in other costs. In addition, a line of credit extension fee of $375,000 was accrued on the $150 million increase.

                   AMERICAN GENERAL HOSPITALITY CORPORATION
                PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)


                                            COMBINED         HOTELS         OFFERING
                                            PRO FORMA       ACQUIRED           AND             MUI          TOTAL
                                          DECEMBER 31,   SUBSEQUENT TO   LINE OF CREDIT    ACQUISITION     COMBINED
                                            1996 (1)      YEAR END (2)    INCREASES (3)      HOTELS       PRO FORMA
                                          ------------   -------------   --------------    -----------    ---------
Revenues:
     Participating Lease revenue........   $35,302,430     $18,205,535   $                 $12,268,677    $65,776,642
     Office building rental income......                                                     2,143,933      2,143,933
     Interest income....................        99,473                                                         99,473
                                           -----------     -----------   --------------    -----------    -----------
          Total revenue.................    35,401,903      18,205,535                      14,412,610     68,020,048
                                           -----------     -----------   --------------    -----------    -----------
Expenses:
     Depreciation.......................     7,235,664       4,576,218                       4,589,391     16,401,273
     Amortization.......................       659,739          25,050          604,633          7,530      1,296,952
     Real estate and personal
       property taxes and
       property insurance...............     3,517,465       2,717,207                       1,060,885      7,295,557
     Office building operating expense..                                                     1,344,651      1,344,651
     General and administrative.........     1,543,771         202,810                         202,810      1,949,391
     Ground lease expense...............     1,049,524                                                      1,049,524
     Amortization of unearned
       officers' compensation...........        88,750                                                         88,750
     Interest expense...................     5,125,426      11,504,709      (11,754,590)     8,559,738     13,435,283
                                           -----------     -----------   --------------    -----------    -----------
          Total expenses................    19,220,339      19,025,994      (11,149,957)    15,765,005     42,861,381
                                           -----------     -----------   --------------    -----------    -----------

Income before minority interest.........    16,181,564        (820,459)      11,149,957     (1,352,395)    25,158,667
Minority interest.......................     3,009,771                                                      3,245,468
                                           -----------                                                    -----------
Net income applicable to
     common shareholders................   $13,171,793                                                    $21,913,199
                                           ===========                                                    ===========

Per common share information:
Net income per common share.............   $      1.59                                                    $      1.50
                                           ===========                                                    ===========

Weighted average number of
     shares of Common Stock
     outstanding........................     8,288,841                                                     14,657,141
                                           ===========                                                   ============


(1) Combined Pro Forma December 31, 1996 represents the pro forma operating results of the Company's 15 Hotels owned at December 31, 1996.

(2) Hotels Acquired Subsequent to Year End refers to the nine hotels acquired by the Company from January 1, 1997 through June 30, 1997, exclusive of the MUI Acquisition Hotels.

(3) Offering and Line of Credit Increases refers to the Company's 1997 Public Offering completed February 7, 1997, the first Line of Credit increase of $50 million on February 11, 1997 and the second Line of Credit increase of $150 million on June 24, 1997.

                   AMERICAN GENERAL HOSPITALITY CORPORATION
                PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1997
                                  (UNAUDITED)


                                                               HOTELS           OFFERING
                                           PRO FORMA          ACQUIRED             AND            MUI
                                         TOTAL CURRENT       SUBSEQUENT      LINE OF CREDIT   ACQUISITION    COMBINED
                                           HOTELS (1)    TO QUARTER END (2)   INCREASE (3)      HOTELS       PRO FORMA
                                         -------------   ------------------  --------------   -----------   -----------
Revenues
   Participating Lease revenue.........    $11,344,914          $2,354,160   $                 $4,215,266   $17,914,340
   Office building rental income.......                                                           600,818       600,818
   Interest income.....................        394,713                                                          394,713
                                           -----------          -----------  --------------    ----------   -----------
          Total revenue................     11,739,627           2,354,160                      4,816,084    18,909,871
                                           -----------          -----------  --------------    ----------   -----------
Expenses
   Depreciation........................      2,433,045             541,774                      1,147,348     4,122,167
   Amortization........................        199,727               3,750           92,230         1,883       297,590
   Real estate and personal property
     taxes and property insurance......      1,496,261             294,587                        265,221     2,056,069
   Office building operating expense...                                                           343,497       343,497
   General and administrative..........        502,391                                                          502,391
   Ground lease expense................        314,462                                                          314,462
   Amortization of unearned officers'
     compensation......................         22,187                                                           22,187
   Interest expense....................      1,244,098           1,317,385       (1,045,116)    2,198,563     3,714,930
                                           -----------          -----------  --------------    ----------   -----------
          Total expenses...............      6,212,171           2,157,496         (952,886)    3,956,512    11,373,293
                                           -----------          -----------  --------------    ----------   -----------
Income before minority interest........      5,527,456             196,664          952,886       859,572     7,536,578
Minority interest......................        635,657                                                          972,219
                                           -----------                                                      -----------
Net income applicable to common
   shareholders........................    $ 4,891,799                                                      $ 6,564,359
                                           ===========                                                      ===========
Per common share information:
Net income per common share............    $      0.33                                                      $      0.45
                                           ===========                                                      ===========
Weighted average number of shares of
   Common shares outstanding...........     14,657,141                                                       14,657,141
                                           ===========                                                      ===========


(1) Pro Forma Total Current Hotels refers to the 20 Hotels owned by the Company at March 31, 1997.

(2) Hotels Acquired Subsequent to Quarter End refers to the four hotels acquired from April 1, 1997 to June 30, 1997, exclusive of the MUI Acquisition Hotels.

(3) Offering and Line of Credit Increase refers to the Company's 1997 Public Offering completed February 7, 1997 and the $150 million increase in the Line of Credit on June 24, 1997. Excess cash from the 1997 Public Offering remained at March 31, 1997 and was utilized for property acquisitions after that date.

                               AGH LEASING, L.P.
                CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
                 FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1996
                                  (UNAUDITED)

                                                  PRO FORMA         HOTELS
                                                    TOTAL          ACQUIRED           MUI            COMBINED
                                                   CURRENT        SUBSEQUENT      ACQUISITION       PRO FORMA
                                                  HOTELS(1)     TO YEAR END (2)     HOTELS      DECEMBER 31, 1996
                                               ------------     --------------    -----------   -----------------
Revenue
   Room revenue..............................  $ 73,555,070        $41,812,956    $21,443,817        $136,811,843
   Food and beverage revenue.................    20,761,969         15,208,625      8,205,843          44,176,437
   Other revenue.............................     5,061,302          2,742,766      1,733,241           9,537,309
                                               ------------        -----------    -----------        ------------
          Total revenue......................    99,378,341         59,764,347     31,382,901         190,525,589
                                               ------------        -----------    -----------        ------------
Expense
   Property operating costs and expenses.....    36,240,481         22,706,192     11,231,831          70,178,504
   General and administrative................     8,743,423          4,796,363      2,859,991          16,399,777
   Advertising and promotion.................     6,089,628          3,864,709      2,765,277          12,719,614
   Repairs and maintenance...................     4,290,666          2,894,655      1,769,331           8,954,652
   Utilities.................................     4,225,240          2,780,457      1,458,578           8,464,275
   Management fees...........................     2,527,121          2,023,642        767,605           5,318,368
   Franchise costs...........................     2,615,896          1,468,558        642,752           4,727,206
   Depreciation..............................        63,000                                                63,000
   Amortization..............................         6,753                                                 6,753
   Real estate and personal property taxes,
     and property insurance..................
   Interest expense..........................        31,689                                                31,689
   Other expense.............................       198,232             93,732        121,825             413,789
   Participating lease expense...............    35,302,430         18,205,535     12,268,677          65,776,642
                                               ------------        -----------    -----------        ------------
          Total expense......................   100,334,559         58,833,843     33,885,867         193,054,269
                                               ------------        -----------    -----------        ------------
          Income (loss) before minority
             interest........................      (956,218)           930,504     (2,502,966)         (2,528,680)
          Minority interest..................                                       2,620,772           2,620,772
                                               ------------        -----------    -----------        ------------
          Net income (loss)..................  $   (956,218)       $   930,504    $   117,806        $     92,092
                                               ============        ===========    ===========        ============


(1) Current Hotels refers to the 15 Hotels owned by the Company at December 31, 1996.

(2) Acquisitions Subsequent to Year End refers to the nine other hotels acquired by the Company from January 1, 1997 through June 30, 1997.

                               AGH LEASING, L.P.
                CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1997
                                  (UNAUDITED)

                                      PRO FORMA          HOTELS
                                        TOTAL           ACQUIRED           MUI       ADJUSTMENT TO      COMBINED
                                       CURRENT         SUBSEQUENT      ACQUISITION     MANAGEMENT       PRO FORMA
                                      HOTELS(1)     TO QUARTER END(2)     HOTELS          FEES       MARCH 31, 1997
                                   ------------     -----------------  -----------   -------------   --------------
Revenue
   Room revenue..................   $23,544,102         $5,525,056     $ 6,913,275                      $35,982,433
   Food and beverage revenue.....     6,317,296          2,038,592       2,642,425                       10,998,313
   Other revenue.................     1,539,320            322,871         428,131                        2,290,322
                                    -----------         ----------     -----------       ---------      -----------
          Total revenue..........    31,400,718          7,886,519       9,983,831                       49,271,068
                                    -----------         ----------     -----------       ---------      -----------
Expense
   Property operating costs and
     expenses....................     6,290,887          1,350,244       1,578,612                        9,219,743
   Food and beverage costs and
     expenses....................     5,153,870          1,458,164       1,581,389                        8,193,423
   General and administrative....     2,865,500            558,177         715,887                        4,139,564
   Advertising and promotion.....     2,129,662            385,659         749,383                        3,264,704
   Repairs and maintenance.......     1,306,614            304,367         446,672                        2,057,653
   Utilities.....................     1,438,158            320,207         355,338                        2,113,703
   Management fees...............       440,261            286,619         315,265         230,264        1,272,409
   Franchise costs...............       753,254            284,162         270,626                        1,308,042
   Depreciation..................        15,750                                                              15,750
   Amortization..................        10,052                                                              10,052
   Interest expense..............         7,192                                                               7,192
   Other expense.................        52,105             28,163          49,380                          129,648
   Participating lease expense...    11,344,914          2,354,160       4,215,266                       17,914,340
                                    -----------         ----------     -----------       ---------      -----------
          Total expense..........    31,808,219          7,329,922      10,277,818         230,264       49,646,223
                                    -----------         ----------     -----------       ---------      -----------
          Income (loss) before
            minority interest....      (407,501)           556,597        (293,987)       (230,264)        (375,155)
          Minority interest......                                          346,976                          346,976
                                    -----------         ----------     -----------       ---------      -----------
          Net income (loss)......   $  (407,501)        $  556,597     $    52,989       $(230,264)     $   (28,179)
                                    ===========         ==========     ===========       =========      ===========


(1)  Current Hotels refers to the 20 Hotels owned by the Company at March 31,
     1997.

(2) Acquisitions subsequent to quarter end refers to the four properties acquired after March 31, 1997, exclusive of the MUI Acquisition Hotels. They are as follows:

                    PROPERTY                                 LOCATION         PURCHASE DATE
                    --------                                 --------         --------------
        Holiday Inn Corporate Center................. Phoenix, Arizona        April 1, 1997
        Hilton Airport Hotel......................... Grand Rapids, Michigan  April 18, 1997
        Holiday Inn Select Bucks County.............. Trevose, Pennsylvania   June 20, 1997
        Cocoa Beach Hilton Hotel..................... Cocoa Beach, Florida    June 27, 1997